Exhibit 10.62

Guaranty Contract

No. 81901200600001462

Creditor:  Shenzhen Eastern Branch, Agricultural Bank of China

Guarantor: Xiangqian Li and BAK International Limited

Whereas: Shenzhen BAK Battery Co., Ltd. (hereinafter referred to as “Obligor”) and the Creditor have entered into the Loan Agreement (reference no.: 81101200600001989,). The Guarantor undertakes to provide guaranty for the indebtedness of the Obligor under the Loan Agreement. In accordance with relevant PRC laws and regulations and through friendly negotiation, the Parties agree to enter into this Contract:

I. Indebtedness to be secured and maximum amount

The Guarantor undertakes to provide guaranty for the loan owed by the Obligor to the Creditor under the Loan Agreement, the principal of which is RMB 200 Million yuan.

II. Scope of Guaranty

The guaranty under this Contract shall cover all of the loan principal, interest, penalty interest, compound interest, breach of contract compensation and all the expenses such as litigation cost and lawyer’s fee etc. which are  incurred to the Creditor in realizing its creditor’s right.

III. Method of Guaranty

The guaranty under this Contract is guaranty with joint and several liability. And in case that there is more than one guarantor under this Contract, each guarantor shall all bear joint and several liability for the indebtedness of the Obligor.

IV. Guaranty Period

1.	The guaranty period under this Contract shall be two years from the payment due date of the indebtedness of the Obligor under the Loan Agreement.

2.

For acceptance of bank draft, issuance of L/C without or with reduced deposit and bank guarantee, the guaranty period shall be two years from the date that the Creditor bears the obligations of the Obligor.

3.	For discount of commercial draft, the guaranty period shall be two years from the expiration date of the commercial draft.

4.

In case that the Obligor and Creditor reach agreement to extend the term of the loanof the Obligor under the Loan Agreement, the Guarantor shall continue to bear the obligation of guaranty and the guaranty period shall be two years from the expiration of the extended term of the loan.

5.

Upon occurrence of certain events as stipulated by laws, regulations or the Loan Agreement, the Creditor may declare  the loan of the Obligor become mature before the expiration of the original term. And under such circumstance the guaranty period shall be 2 years from the mature date of the loan as declared by the Creditor.

V. Representations and Warranties:

1.	The Guarantor shall provide truthful, complete and valid financial reports and other relevant materials and information to the Creditor;

2.	The Guarantor shall perform the obligation of guaranty voluntarily in case of default by the Obligor;

3.

In case that the Guarantor fails to perform his/her obligation of guaranty in accordance with this Contract, the Creditor is entitled to transfer directly the relevant amount of deposit from any account of the Guarantor to the Creditor’s account.

4.	The Guarantor shall notify the Creditor in writing within 5 days upon the occurrence of the following events:

	(1)	Thesenior management, articles of association or corporate governance structure of the Guarantorchanged;

	(2)	The Guarantor ceases its business operation or its business license has been revoked or cancelled;

	(3)	The Guarantor’s financial status deteriorates or its business operation encounters serious difficulty or it is involved in major litigations or arbitrations;

	(4)	The Guarantor changes its name, address, legal representative, contact information etc.

	(5)	Any other events of the Guarantor that may make the Creditor unable to execute its creditor’s right.

5.	The Guarantor shall give 15-day prior written notification to the Creditor and obtain the Creditor’s consent before it takes any of the following actions:

(1)

The Guarantor changes its capital structure or management system, which includes (but not limited to) transfer of management right,  lease, share structure transformation, joint venture, merger, acquisition, division, application for cease of business operation, application for dissolution, application for bankruptcy, etc.

(2)

The Guarantor provides guaranty for any other third party or establish mortgage or pledge on its major assets for the benefit of any other third party which may affect its performance of obligation of guaranty under this Contract.

6.	In case that the Obligor provides collateral to secure its loan, the Guarantor undertakes that the obligation of guaranty has priority over the execution of the collateral.

VI. Breach of Contract

The Obligor and Guarantor shall perform their obligations in accordance with this Contract after it becomes effective. In case of breach of contract by any party, the breaching party shall bear the relevant liabilities and compensate the loss incurred to the other party for its breach of contract.

VII. Dispute Settlement

In case of any dispute arising  from the performance of this Contract, such dispute shall be settled by consultation between the parties or be submitted to Shenzhen Arbitration Committee.

During the course of arbitration, the parties shall continue to perform this Contract except for the provisions at issue.

VIII. Miscellaneous

The Guarantor confirms that it has received and read the Loan Agreement.

IX. Effectiveness

This Contract shall become effective once it is signed or sealed  by both parties.

X. This Contract has four originals. The Guarantor shall retain one original, the Obligor shall retain one original and the Creditor shall retain two originals. Each original shall have the same legal effect.

XI. Attention

The Creditor has drawn the attention of the Guarantor to understand each clause of this Contract clearly and comprehensively and has explained the relevant clauses upon the request of the Guarantor. Both parties’ construction of this Contract is the same.

Creditor: Shenzhen Eastern Branch, Agricultural Bank of China
(Corporate Seal)

By:	/s/ Yi Zhou

Yi Zhou

Guarantor: BAK International Limited
(Corporate Seal)

By:	/s/ Xiangqian Li

Xiangqian Li, [ ]
Attorney-in-fact

Guarantor:	/s/ Xiangqian Li

Xiangqian Li

Dated: November 23, 2006

Location: Shatoujiao, Shenzhen